EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-49758, 33-85744, 333-07541, and 333-85131 on Form S-8 and Nos. 333-69999 and 333-53484 on Form S-3 of Abaxis, Inc. of our reports dated April 26, 2001, appearing in this Annual Report on Form 10-K of Abaxis, Inc. for the year ended March 31, 2001.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 28, 2001